Prospectus Supplement
(To prospectus supplement dated August 13, 2004, prospectus supplement dated May 14, 2004, prospectus supplement dated February 13, 2004, and prospectus dated January 13, 2004)

Pioneer Financial Services, Inc. 25,000,000 Junior Subordinated Debentures Minimum Investment of $1,000 Rate Supplement

	Interest Paid or Compounded Annually
Term	Principal Amounts of $1,000 - $9,999	Principal Amounts of $10,000 - $24,999 IRA Amounts of $1,000 - $9,999	Principal Amounts of $25,000 - $100,000 IRA Amounts $10,000 - $100,000
12-35 months	1.00%	1.75%	2.00%
36-59 months	4.00%	4.50%	5.00%
60-95 months	6.00%	6.50%	7.00%
96-119 months	8.00%	8.50%	9.00%
120 months	8.50%	9.00%	9.50%

Debentures are offered in principal amounts from $1,000 to $250,000 in increments of $1,000. Interest rates on debentures in a principal amount in excess of $100,000 will be negotiated on a case-by-case basis based upon our financial requirements, the term of the investment and prevailing interest rates.

Rates are valid from November 29, 2004 until December 31, 2004.

Holders of debentures in a principal amount of $10,000 or more may elect to receive monthly interest payments in return for a 1/2% reduction in the interest rate of the debenture.

An offer may only be made by the prospectus dated January 13, 2004, delivered in connection with this prospectus supplement dated November 29, 2004. See “Risk Factors” beginning on page 7 of the prospectus for certain factors you should consider before buying the debentures.

You may obtain an additional copy of the prospectus dated January 13, 2004, free of charge from Pioneer Financial Services, Inc. by calling 800-336-5141.

Debentures represent unsecured, subordinated obligations of Pioneer Financial Services, Inc. and are not insured or guaranteed by the FDIC, any other governmental or private insurance fund, or any other entity.

	Price to Public	Underwriting Discount and Commission	Proceeds to Company
Per Debenture	100%	None	100%
Total	100%	None	$25,000,000[1]
1 Before deduction of expenses

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities passed upon the accuracy or adequacy of this prospectus. Any representation of the contrary is a criminal offense.

The date of this prospectus supplement is November 29, 2004

Pioneer Financial Services, Inc.
4700 Belleview Avenue, Suite 300
Kansas City, Missouri 64112
816-756-2020 or 800-336-5141